EXHIBIT 11.1

We consent to the use, in this Offering Statement on Form 1-A of MOTA Group, Inc;, of our report dated December 28, 2017 on our audits of the consolidated financial statements of MOTA Group, Inc., for the fiscal years ended June 30, 2017 and 2016, and the reference to us under the caption "Financial Statements."

Our report on Trans-High Corporation contains an explanatory paragraph regarding the ability of MOTA Group, Inc., to continue as a going concern.

Very truly yours,

/s/ RBSM LLP

RBSM LLP

Larkspur, CA

December 28, 2017

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